CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS






     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated August 6, 1993 (August 24, 1993 with respect to Note 5) on the financial statements of Spectro/Metrics, Inc. included in Top Source Technologies, Inc.'s Forms 8-K/A No. 1, 8-K/A No. 2,
8-K/A No. 3, and 8-K/A No. 4 filed August 11, 1993, September 9, 1993, November 18, 1993, and December 27, 1993, respectively, and all references to our Firm included in the registration statement.







                                   WILLIAMS, COOK & REED, P.C.





Atlanta, Georgia,
November 20, 1995